19XEPS22T
01/31/2025
COTERRA ENERGY INC.
PERFORMANCE SHARE AWARD AGREEMENT

This Performance Award Agreement (the “Agreement”), made and entered into by and between Coterra Energy Inc. (the “Company”) with its principal office at 840 Gessner Road, Suite 1400, Houston, Texas 77024 and [ Participant Name ], (the “Employee”), is dated as of [ grant date ].
As an additional incentive and inducement to the Employee to remain in the employment of the Company, and to devote his or her best efforts to the business and affairs of the Company, the Company hereby awards to the Employee a Performance Award of [ number of shares granted ] performance shares (the “Performance Shares”) upon the terms and conditions hereinafter set forth.
This Agreement is expressly subject to the terms and provisions of the Cimarex Energy Co. Amended and Restated 2019 Equity Incentive Plan (the “Plan”). In the event there is a conflict between the terms of the Plan and this Agreement, the terms of the Plan shall control. All undefined capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the Plan.
1.Performance Period. The performance period for the Performance Shares subject to this Agreement shall be the period beginning February 1, 2022 and ending January 31, 2025 (the “Performance Period”).
2.Terms of Award. Each Performance Share represents the right to receive, after the end of the Performance Period and based on the Company’s performance, the aggregate of from 0% to 200% of the Fair Market Value of a share of Coterra Energy Inc. Common Stock, par value $.10/share (“Common Stock”). payable in shares of Common Stock and, if applicable, cash. The number of shares of Common Stock and amount of cash, if any, to be issued or paid with respect to a Performance Share at the end of the Performance Period shall be determined based upon the Company’s achievement of performance criteria established by the Compensation Committee (the “Committee”) of the Board of Directors for the Performance Period as set forth below (the “Performance Criteria”). Each Performance Share shall be payable up to 100% in Common Stock of the Company and, to the extent that the percentage of a Performance Share earned at the end of the Performance Period exceeds 100%, in cash equal to the Fair Market Value of a share of Common Stock. Cash will also be paid in lieu of the issuance of fractional shares of Common Stock.
The Performance Criteria that determine the number of shares of Common Stock (and cash, if applicable) of the Company issued or paid per Performance Share (the “Performance Shares Earned”) is the relative Total Shareholder Return (as defined below) on the Company’s Common Stock as compared to the Total Shareholder Return on the common equity of each company in the Peer Group (as defined below). “Total Shareholder Return (“TSR”)” shall be expressed as the percentage increase in the average daily closing share price for the last month of the Performance Period plus total dividends paid over the Performance Period on a cumulative, reinvested basis, over the average daily closing share price for the first month of the Performance Period. The “Peer Group” is the group of companies set forth on Exhibit A hereto. If during the Performance Period any member of the Peer Group ceases to exist or ceases to have publicly traded common stock as the result of a business combination or other transaction, the Committee may select a replacement company, which shall be included in the Peer Group as of February 1, 2022, instead of the replaced member. If during the Performance Period any member of the Peer Group (i) declares bankruptcy, or (ii) is delisted and ceases to be traded on a national securities exchange, then it will remain in the Performance Peer Group and shall be ranked with any similarly-situated company in last place for purposes of this Section 2.
Active 60107429 2.docx

After the end of the Performance Period, the companies in the Peer Group will be arranged by their respective TSR (highest to lowest), excluding the Company. The Company’s percentile rank will be interpolated between the company with the next highest TSR and the company with the next lowest TSR, based on the differential between the Company’s TSR and the TSR of such companies. The Performance Shares Earned for such period, and the Common Stock issued and cash paid with respect to each Performance Share, shall be determined using the following scale:

Payout Level	Relative TSR Performance (Percentile Rank v. Peers)	Performance Shares Earned

Maximum	≥90th percentile	200%

Target	55th percentile	100%

Threshold	≥30th percentile	50%

<Threshold	<30th percentile	0%

Notwithstanding the foregoing, if the Company’s TSR for the Performance Period is negative, then the Performance Shares Earned, as calculated in the above table, shall not exceed 100% of the Performance Shares, regardless of the Company’s actual percentile ranking in the Peer Group. For example: If (a) Company TSR for the Performance Period is -14% and (b) Company relative TSR performance is in the 75th percentile the Performance Shares Earned would be capped at 100%.

3.Certification and Issuance of Shares. No later than the thirtieth business day following the close of the Performance Period, the Committee shall determine, in writing, the extent to which the Performance Criteria have been met and the amount to be distributed with respect to a Performance Share as provided in Section 2 hereof and the Company shall issue or pay to the Employee the appropriate number of shares of Common Stock and cash as soon as administratively practicable following such Committee determination, but in no event later than March 15, 2025, provided the Employee has been continuously employed with the Company or one of its Subsidiaries during the Performance Period (except as provided in Section 4, Section 6 and Section 7). The Committee has sole and absolute authority and discretion to determine the amount to be distributed with respect to Performance Shares. The determination of the Committee shall be binding and conclusive on the Employee. Notwithstanding anything in this Agreement to the contrary, the Employee shall not be entitled to any Common Stock or cash with respect to the Performance Shares unless and until the Committee determines and certifies the extent to which the Performance Criteria have been met. The number of shares issued shall be reduced by the number of shares of Common Stock equal to the amount the Company is required by any governmental authority to withhold for tax purposes with respect to the payment of the Performance Shares.
4.Termination of Employment. Except as otherwise provided in this Section 4 or Section 6, if the Employee’s employment is terminated for any reason prior to the completion of the Performance Period, a pro-rata portion of the Performance Shares determined by dividing the number of days remaining in the Performance Period on the date of termination by the total number of days in the Performance Period shall be immediately forfeited unless otherwise determined by the Committee, and the remaining Performance Shares shall be payable as set forth herein as if such employment continued through the end of the Performance Period. In the case of the termination of employment by reason of death or disability, or in the case of death or disability after termination and pro-ration as described in the preceding sentence, the Performance Period shall be deemed complete and the Employee shall be deemed to have earned the Performance Shares as calculated in Section 2 above, based on the Company’s relative placement in the Peer Group as of the last day of the month in which the death or disability occurred, without any proration by reason of the shortened Performance Period.
5.Dividend Equivalents. At the same time that the Company delivers the shares of Common Stock pursuant to Section 3, Section 4 or Section 6, the Company shall also pay to the Employee an amount in cash equal to the dividends that would have been paid on each share of Common Stock underlying the Performance Shares Earned had such share been outstanding from the date of grant until the date shares and cash, if applicable, are delivered to the Employee. The dividend equivalent payment pursuant to this Section 5 shall be paid without interest or earnings and will be subject to the payment of applicable withholding taxes. No dividend equivalent payments will be made with respect to Performance Shares that do not vest pursuant to this Agreement.

6.Change in Control. Upon the occurrence of a Change in Control, as defined in the Plan, you will receive the number of Vested Shares Equivalent calculated in accordance with paragraph 2, except that the end of the Performance Period shall be the date of the Change in Control.
7.Employment at Will. This Agreement is not an employment agreement. Nothing contained herein shall be construed as creating any employment relationship other than one at will.
8.Assignment. This Agreement shall inure to the benefit of and be binding upon the heirs, legatees, distributees, executors and administrators of the Employee and the successors and assigns of the Company. In no event shall Performance Shares granted hereunder be voluntarily or involuntarily sold, pledged, assigned or transferred by the Employee other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.
9.Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to conflict of law rules or principles. Any action or proceeding seeking to enforce any provision of or based on any right arising out of this Agreement may be brought against the Employee or the Company only in the courts of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and the Employee and the Company consent to the jurisdiction of such courts (and of the appropriate appellate courts) in any action or proceeding and waives any objection to venue laid herein.
10.Shareholder Status. The Employee shall have no rights of a shareholder with respect to the shares of Common Stock potentially deliverable pursuant to this Agreement unless and until such time as the ownership of such shares of Common Stock has been transferred to the Employee.
11.Controlling Agreement. This Agreement shall supersede and control over any other agreement between the Company and the Employee, whether entered previously or entered subsequent to the date hereof, related to Performance Shares awarded hereunder.

12.Section 409A. The Performance Shares granted under this Agreement are intended to comply with or be exempt from Section 409A, and ambiguous provisions of this Agreement, if any, shall be construed and interpreted in a manner consistent with such intent. This Agreement shall not be amended in a manner that would cause this Agreement or any amounts payable under this Agreement to fail to comply with the requirements of Section 409A, to the extent applicable, and, further, the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the Agreement. If any provision of this Agreement would result in the imposition of an additional tax under Section 409A, that provision will be reformed to avoid imposition of the additional tax. If the Employee is a “specified employee” as defined in Section 409A on the date on which the Employee has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any Performance Shares settled on account of a separation from service that are deferred compensation subject to Section 409A shall be paid or settled on the earliest of (1) the fifteenth business day following the expiration of six months from the Employee’s separation from service, (2) the date of the Employee’s death, or (3) such earlier date as complies with the requirements of Section 409A. For purposes of Section 409A, each payment under this Agreement shall be deemed to be a separate payment.
13.Miscellaneous.
(a)With the approval of the Board of Directors, the Committee may terminate, amend or modify the Plan; provided, however, that no such termination, amendment or modification of the Plan may in any material way adversely affect the Employee’s rights under this Agreement.
(b)This Agreement shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(c)This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.
[Signature Page Follows]
IN WITNESS WHEREOF, the parties hereto cause this Agreement to be executed as of the date hereof.
COTERRA ENERGY INC.

/s/ Christopher H. Clason
By:    Christopher H. Clason
Title:    Senior Vice President and
    Chief Human Resources Officer

Employee:

    [ Participant Name ]

EXHIBIT A
PEER GROUP

ANTERO RESOURCES CORPORATION
APA CORPORATION
CHESAPEAKE ENERGY CORPORATION
CONTINENTAL RESOURCES, INC.
DEVON ENERGY CORPORATION
DIAMONDBACK ENERGY, INC.
EOG RESOURCES, INC.
EQT CORPORATION
HESS CORPORATION
MARATHON OIL CORPORATION
OCCIDENTAL PETROLEUM CORPORATION
OVINTIV INC.
PIONEER NATURAL RESOURCES COMPANY
S&P 500 INDUSTRIALS
SPDR S&P OIL & GAS EXPLORATION & PRODUCTION